Exhibit 5.1

1218 Third Avenue, Ste. 505 Seattle, Washington 98101 Phone: 206-448-7000 Fax: 206-299-3119

June 2, 2013

American Sierra Gold Corp.
1218 Third Avenue, Suite 505
Seattle, WA 98101

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to American Sierra Gold Corp., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-4 (as amended, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 63,941,540 shares of common stock, par value, $0.001 (the “Shares”). The Shares are being registered pursuant to an exchange offer with shareholders of Medinah Gold, Inc. (“Medinah”).  The Company is proposing for Medinah to become a majority owned subsidiary pursuant to an exchange offer. Upon the exchange, Medinah shareholders can elect to have their shares converted into common shares of the Company on a one-for-one basis, which is expected to be approximately 63,941,540 shares of common stock.  Medinah shareholders will not receive any fractional shares of the Company’s common stock.  As a result of the exchange, former Medinah shareholders will own the Company’s common stock.

In rendering this opinion, we have examined the Registration Statement and such corporate records, other documents and matters of law as we have deemed necessary or appropriate. In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of certified copies submitted to us with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

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A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Washington. This opinion is limited to the effect of the current state of the laws of the State of Washington and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any Federal court; or (v) any waiver of the right to jury trial.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

If you have any questions, or wish to discuss this matter further, please feel free to contact me at any time.  Thank you.

Very truly yours,

/s/ The Apex Law Group, LLP

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